Exhibit 99.1

Finch Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Business Updates

SOMERVILLE, Mass., March 23, 2023 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch”, “Finch Therapeutics” or the “Company”) (Nasdaq: FNCH), a microbiome technology company with a portfolio of intellectual property and microbiome assets, today reported fourth quarter and full year 2022 financial results and provided business updates.

“We believe that Finch has made significant progress towards restructuring the business to maximize value for shareholders through our robust intellectual property estate, including by continuing to support the advancement of our microbiome technology through partnerships and collaborations,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “As part of our restructuring, we have significantly decreased costs by reducing vendor and employee expenses, extending our expected cash runway into 2025. We expect this will support company operations well beyond our anticipated jury trial with Ferring and Rebiotix, which is scheduled for May 2024, over what we believe is their ongoing unauthorized use of our intellectual property. In addition to these recent developments, we continue to pursue partnerships with leading research institutions to explore new opportunities for our microbiome technology to address a variety of important unmet clinical needs.”

Recent Corporate Updates

·
Milestone Reached in Ongoing Patent Litigation: Finch’s patent litigation against Ferring and Rebiotix reached an important milestone on February 28, 2023, when the court entered an order resolving the parties’ disputes concerning the meaning of certain claim terms of the Finch and exclusively-licensed University of Minnesota patents that Finch alleges are infringed by Ferring and Rebiotix. The court adopted Finch’s proposed definitions for seven out of the eight terms at issue, broadly rejecting Ferring and Rebiotix’s arguments for those terms. The court also denied without prejudice Ferring and Rebiotix’s arguments that the claims should be held invalid due to indefiniteness, including on the eighth term at issue. The Company considers this to be a significant inflection point in this litigation.
·
Update on Discontinuation of PRISM4 Phase 3 Clinical Trial of CP101 in Recurrent C. difficile Infection (CDI): Today, Finch announced that it has completed all site close out visits for PRISM4 and completed database lock for the trial. There have been no treatment-related serious adverse events (SAEs) reported in the trial. This follows the Company’s announcement in January 2023, regarding its plans to discontinue PRISM4 and focus on realizing the value of its intellectual property estate and other assets. In connection with this decision, Finch implemented a workforce reduction impacting approximately 95% of the Company’s employees.
·
University of Minnesota (UMN) Conducting Multiple Investigator Sponsored Clinical Trials Related to Exclusively Licensed Technology: UMN is conducting multiple investigator-sponsored clinical studies with MCT-101, an oral, donor-derived microbiota product candidate developed at UMN. Finch’s existing license agreement with UMN includes an exclusive license to patents covering the compositions used in MCT-101. This product candidate is currently being evaluated through investigator-initiated clinical trials in a number of therapeutic areas, including inflammatory bowel disease (NCT05248191, NCT03948919), oncology (NCT04105270,

NCT03678493) and autism spectrum disorder (NCT03408886, NCT04182633), among others, with numerous associated clinical readouts anticipated. These investigator-initiated trials are being executed and funded independently from Finch.
·
Finch Strain Bank Launched: Today, Finch announced that it has developed a biorepository including thousands of stool samples collected from study participants and thousands of bacterial isolates derived from healthy donors, each of which have the potential to be used in a variety of research applications. The biorepository can be accessed by collaborators and Finch is actively evaluating opportunities to license these assets.
·
Debt Facility Repaid in Full: In January 2023, Finch voluntarily paid $16.2 million to Hercules Capital, Inc., fully satisfying its obligations to the lender.
·
Hood Park Facility Fully Subleased Into the Second Half of 2025: Finch executed a second sublease covering the balance of its facilities at Hood Park and began collecting rent on the entire Hood Park facility in December 2022. The entire Hood Park space is now sublet into the second half of 2025. The Company is actively pursuing a sublease for its other location, which has a total lease liability of less than $5 million through its expiration in 2026.

Financial Results

·
Finch reported a net loss of $27.0 million for the fourth quarter of 2022, compared to a net loss of $19.1 million for the same period in 2021. This increased net loss was driven by a $0.8 million decrease in collaboration revenue, in addition to a $5.8 million increase in general and administrative (G&A) expenses, a $1.8 million increase in research and development (R&D) expenses and $0.2 million in restructuring expenses incurred in the fourth quarter of 2022. Finch reported a net loss of $114.6 million for the full year of 2022, compared to a net loss of $58.2 million in the prior year. The increased net loss was driven by a decrease of $17.7 million in collaboration revenue, a charge of $18.1 million for the full impairment of the Company’s goodwill in 2022, in addition to an increase in G&A expenses of $16.9 million, restructuring expenses incurred in 2022 of $2.4 million, and an increase in R&D expenses of $0.6 million. Finch recorded $6.9 million in a non-cash charge in the fourth quarter of 2022 for the partial impairment of the right-of-use asset associated with its lease of space at Hood Park, of which $5.0 million was allocated to R&D expense and $1.9 million was allocated to G&A expense.
·
R&D expenses were $16.6 million for the fourth quarter of 2022, compared to $14.8 million for the same period in 2021. R&D expenses were $57.9 million for fiscal year 2022, compared to $57.3 million for the prior year. The increases in R&D expenses were primarily due to a non-cash charge in the fourth quarter of 2022 for the partial impairment of the right-of-use asset associated with the lease of space at Hood Park and an increase in stock-based compensation expense. These increases were partially offset by decreases in expenses related to the IBD, HBV and ASD programs. Platform related expenses increased in 2022 as compared to 2021; however, they decreased as compared to the fourth quarter of 2021, as the company shifted its focus in the fourth quarter of 2022 to the manufacturing and development of the CP101 program in CDI.
·
G&A expenses were $10.9 million for the fourth quarter of 2022, compared to $5.1 million for the same period in 2021. G&A expenses were $38.1 million for fiscal year 2022, compared to $21.2 million for the prior year. The increases in G&A expenses were primarily due to an increase in professional fees and facility related costs, a non-cash charge in the fourth quarter of 2022 for the partial impairment of the right-of-use asset associated with the lease of space at Hood Park, and an increase in state excise tax and business insurance costs. Additionally, there was an increase in personnel costs due to increased stock-based compensation expense, partially offset by a decrease in employee-related costs due to reduced headcount.
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Finch’s cash and cash equivalents as of December 31, 2022 was $71.0 million, compared to $133.5 million as of December 31, 2021. Finch expects that the cash and cash equivalents it had on hand as of December 31, 2022 will be sufficient to fund its operating expenses and capital expenditures into 2025.
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Finch estimates that its cash and cash equivalents as of February 28, 2023 was approximately $43.3 million. This estimate is based on preliminary unaudited information and management estimates, this is not a comprehensive balance sheet and this estimate is subject to change. Such changes may be material. The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or provide any other form of assurance with respect to, this preliminary data.

About Finch Therapeutics

Finch Therapeutics is a microbiome technology company with a portfolio of intellectual property and microbiome assets. Finch has a robust intellectual property estate reflecting the Company’s pioneering role in the microbiome therapeutics field, including more than 70 issued U.S. and foreign patents with critical relevance for both donor-derived and donor-independent microbiome therapeutics in a range of potential indications. Finch’s assets include CP101, an investigational, orally administered microbiome candidate with positive clinical date from a Phase 2 randomized, placebo-controlled trial and a Phase 2 open-label trial in recurrent C. difficile infection (CDI). Additionally, Finch has pre-clinical assets that are designed to target ulcerative colitis, Crohn’s disease, and autism spectrum disorder, along with a significant biorepository of samples and microbial strains. In January 2023, Finch announced a decision to discontinue its Phase 3 trial of CP101 in recurrent CDI. Following this decision, Finch is focused on realizing the value of its intellectual property estate and other assets, while supporting the advancement of its microbiome technology through partnerships and collaborations.

Forward-Looking Statements:

This press release includes “forward-looking statements.” Words such as “will,” "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: Finch’s progress towards restructuring its business to maximize value for shareholders; Finch’s anticipated cash runway and its potential to support company operations; Finch’s efforts to pursue partnerships with leading research institutions to explore opportunities for its microbiome technology;; Finch’s ability to realize the value of its intellectual property estate and other assets; the likelihood of Finch’s success in its ongoing patent litigation, including with respect to the implications of the court’s decision in its recent claim construction hearing and determination; the potential for Finch’s microbiome technology to address a variety of important unmet clinical needs; the potential applications of and timelines applicable to investigator-sponsored clinical trials involving MCT-101 being conducted by UMN, and the ability of Finch to benefit therefrom; and opportunities for Finch to license its biorepository of proprietary strains and samples. These risks and uncertainties include, among others, those related to: the possibility that Finch will not be able to realize the value of its intellectual property estate and other assets; Finch’s ability to comply with regulatory requirements; and Finch’s ability to maintain patent and other intellectual property protection and the possibility that Finch’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022, as supplemented by Finch’s Quarterly Reports on Form 10-Q filed with the SEC on May 16, 2022, August 11, 2022 and November 10, 2022, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com

Media and Collaborator Contact:

info@finchtherapeutics.com

Finch Therapeutics Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	FOR THE THREE MONTHS ENDED DECEMBER 31,		FOR THE YEAR ENDED DECEMBER 31,
	2022	2021	2022	2021
Revenue:
Collaboration revenue	$8	$806	$861	$18,532
Total revenue	8	806	861	18,532
Operating expenses:
Research and development	16,581	14,803	57,893	57,279
General and administrative	10,936	5,065	38,088	21,238
Impairment of goodwill	—	—	18,057	—
Restructuring expense	243	—	2,416	—
Total operating expenses	27,760	19,868	116,454	78,517
Loss from operations	(27,752)	(19,062)	(115,593)	(59,985)
Other income	744	7	947	1,825
Net loss	$(27,008)	$(19,055)	$(114,646)	$(58,160)
Net loss per share attributable to common stockholders—basic and diluted	$(0.56)	$(0.40)	$(2.40)	$(1.48)
Weighted-average common stock outstanding—basic and diluted	47,928,312	47,491,731	47,691,632	39,202,086

Finch Therapeutics Group, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31, 2022	DECEMBER 31, 2021
Assets:
Cash and cash equivalents	$71,038	$133,481
Other assets	91,901	91,888
Total assets	$162,939	$225,369
Liabilities, redeemable convertible preferred stock and stockholders' equity
Liabilities	67,228	23,145
Stockholders' equity	95,711	202,224
Total liabilities and stockholders' equity	$162,939	$225,369